Exhibit 10.16
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 230.406
License Agreement
     This license agreement (“Agreement”) effective as of this 1st day of January, 2006 (“Effective Date”) is by and between Northwestern University, with offices at Rebecca Crown Center 2-223, 633 Clark St., Evanston, IL 60208-1108 (“Northwestern”), and Nanosphere, Inc., an Illinois corporation with principal offices at 4088 Commercial Avenue, Northbrook, IL 60062 (“Nanosphere”).
Background
     Northwestern and Nanosphere are parties to a License Agreement (“Original License”) and an Equity Investment License Commitment, each dated May 10, 2000, relating to certain patent rights and technical information for biological diagnostics involving nanoparticles developed by or under the supervision of Chad A. Mirkin or Robert L. Letsinger at Northwestern.
     Northwestern and Nanosphere now wish to modify their prior relationship by entering into this Agreement to replace and supersede the Original License and Equity Investment License Commitment in accordance with the terms and conditions set forth below.
     The parties agree as follows:
1. Definitions
     1.1 “Affiliate” of a party means any entity that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with a party. For the purposes of this definition, “ownership” or “control” mean: (a) possession, or the right to possession, of at least 50% of the voting stock of the entity; (b) the power to direct the management and policies of the entity; (c) the power to appoint or remove a majority of the board of directors of the entity; or (d) the right to receive 50% or more of the profits or earnings of the entity.
     1.2 “Biobarcode Technology” means analysis where oligonucleotides act as surrogate targets or reporter molecules.

     1.3 “Biodiagnostics Field” means the qualitative or quantitative in vitro analysis, testing, measurement, or detection of the following specific field subset and target combinations (including products that incorporate in vivo harvesting of test samples for ex vivo testing):

Biodiagnostics Field Subsets	Targets
Human and animal testing (Includes pharmaceutical and biotechnology discovery and development)	Nucleic acids, proteins, peptides, amino acids, metabolites, therapeutic drugs, drugs of abuse, hormones, sugars, lipids and lipoproteins
Plants	Nucleic acids, proteins, peptides, phytotoxins
Environmental	Pathogens, toxins and biological contaminants
The Biodiagnostics Field excludes the following subject matter and all Biodiagnostics Field applications thereof:
          (a) therapeutics (including in vitro and in vivo therapy and controlling, modulating, or otherwise affecting gene expression);
          (b) technology relating to or derived from dip-pen nanolithography;
          (c) environmental applications other than as set forth above;
          (d) prismatic particles (including methods of manufacture and uses thereof); and
          (e) coordination polymers (including methods of manufacture and uses thereof).
For purposes of clarity, other than with respect to Biobarcode Technology or an Invention where the Licensed Product itself is the surrogate for the target listed above, the term “detection” means the detection of the actual target listed above and not the detection of a surrogate, not listed above, for the target.
     1.4 “Confidential Information” means Nanosphere Confidential Information, Northwestern Confidential Information, and any other information expressly stated in this Agreement to be confidential information.
     1.5 “Gross Profits” means the gross invoiced price for Licensed Products sold by Nanosphere, its Affiliates or sublicensees to a Third Party less: (a) documented customary trade, quantity and cash discounts actually given; (b) returns, rebates, credits and allowances actually granted; (c) shipping, transportation, and insurance, if charged separately; (d) taxes or other governmental charges (value-added taxes) imposed on such sale and actually paid; (e) royalties paid to any Third Party for intellectual property reasonably deemed necessary by Nanosphere for the manufacture, sale or use of Licensed Products; and (f) documented, actual Manufacturing Cost of the manufacture of the Licensed Products sold, if manufactured by Nanosphere, its Affiliates or sublicensees or the amounts paid to a Third Party manufacturer if manufactured by a Third Party. Gross Profits accrue upon receipt of payment for the invoiced amount. Any amounts received on account of transfers of Licensed Product between Nanosphere, its Affiliates or sublicensees will be excluded from the calculation of Gross Profits, and Gross Profits will be calculated based on the final sale of such Licensed Products by Nanosphere, its Affiliates or sublicensees to any Third Party unless such Affiliate or sublicense is the end user, in which case, Gross Profits shall accrue on transfer to such Affiliate or sublicensee at the then-current fair market value.
     1.6 “Invention(s)” means an invention in the Biodiagnostics Field: (a) submitted to Northwestern in the form of an invention disclosure; (b) owned and controlled by Northwestern; (c) developed in the laboratory of Chad A. Mirkin or Robert L. Letsinger; and (d) by or under the direct supervision of Chad A. Mirkin or Robert L. Letsinger.
     1.7 “Joint Patent Rights” means: (a) those patents and patent applications listed in Exhibit A; (b) all divisionals, continuations, continuations-in-part (but only to the extent that they claim subject matter that is disclosed in the patents and applications listed in Exhibit A sufficiently to fully support such claims under 35 U.S.C. §112), reexaminations, and reissues, and foreign counterparts of the patents and patent applications listed in Exhibit A; (c) all patents issuing from the patents and patent applications referenced in clauses (a) and (b); and (d) any extensions of or supplementary protection certificates allowed on any of the foregoing.
     1.8 “Licensed Product(s)” means individually or collectively, depending on the specificity of the reference, any product or process: (a) that is covered by a Valid Claim, infringes a Valid Claim, or would infringe but for the exception in 35 U.S.C. §271(e)(1), or similar exception in the U.S. or other countries; (b) the development, manufacture, use, sale, or importation of which incorporates, uses, or is derived from Technical Information; or (c) meeting the qualifications of both (a) and (b).
     1.9 “Manufacturing Cost” means Nanosphere’s fully-absorbed standard manufacturing cost, determined in accordance with Generally Accepted Accounting Principles, including material, direct labor, manufacturing overhead and yield losses. Manufacturing overhead includes expenses directly related to improving and/or enhancing performance specifications, quality, reliability, lifetime and/or usability of manufactured product and allocated to Licensed Products on a prorata basis.
     1.10 “Nanoparticle Technology” means any technology in the Biodiagnostics Field involving a particle where no single dimension is greater than 100 nm.
     1.10 “Nanosphere Confidential Information” is defined in Section 6.1.
     1.11 “Nanosphere Patent Rights” means: (a) those patents and patent applications listed in Exhibit B; (b) all divisionals, continuations, continuations-in-part (but only to the extent that they claim subject matter that is disclosed in the patents and applications listed in Exhibit B sufficiently to fully support such claims under 35 U.S.C. §112), reexaminations, and reissues, and foreign counterparts of the patents and patent applications listed in Exhibit B; (c) all patents issuing from the patents and patent applications referenced in clauses (a) and (b); and (d) any extensions of or supplementary protection certificates allowed on any of the foregoing.
     1.12 “Northwestern Confidential Information” means Information as defined in the Confidential Disclosure Agreement executed by the Parties on October 10, 2005 (the “CDA”).
     1.13 “Northwestern Patent Rights” means: (a) those patents and patent applications listed in Exhibit C; (b) all divisionals, continuations, continuations-in-part (but only to the extent that they claim subject matter that is disclosed in the patents and applications listed in

Exhibit C sufficiently to fully support such claims under 35 U.S.C. §112), reexaminations, and reissues, and foreign counterparts of the patents and patent applications listed in Exhibit C; (c) all patents issuing from the patents and patent applications referenced in clauses (a) and (b); and (d) any extensions of or supplementary protection certificates allowed on any of the foregoing.
     1.14 “Patent Rights” means individually or collectively depending on the reference, the Nanosphere Patent Rights, the Northwestern Patent Rights, and the Joint Patent Rights.
     1.15 “Technical Information” means all research and development information, technical data, inventions, trade secrets, know-how and supportive information that are: (a) not claimed in any patent or patent application; (b) necessary for the development, manufacture, or use of a Licensed Product; (c) owned and controlled by Northwestern and developed by or under the direct supervision of Chad A. Mirkin or Robert L. Letsinger at their laboratories; and (d) either (i) conceived, created or developed prior to the Effective Date if Nanoparticle Technology or Biobarcode Technology or (ii) conceived, created, or developed after the Effective Date if in the Biodiagnostics Field.
     1.16 “Term” means the period of time from the Effective Date until the date of the last to expire of the Patent Rights, unless earlier terminated as provided in Section 10.
     1.17 “Third Party” means any person or entity other than a party hereto and its then current Affiliates and sublicensees.
     1.18 “Valid Claim” means any claim within the Patent Rights, on a country-by-country basis: (a) in any patent application; or (b) in a patent that has not expired, been abandoned or declared invalid and unenforceable by a non-appealable order.
2. Grant of Rights
     2.1 Nanosphere Patent Rights.
          (a) The parties acknowledge that Nanosphere owns the Nanosphere Patent Rights.
          (b) Subject to the terms of this Agreement, Nanosphere grants Northwestern an exclusive (even as to Nanosphere), worldwide, irrevocable, non-transferable (except as permitted under Section 12.5), fully paid-up license outside the Biodiagnostics Field, with the right to sublicense (as provided in Section 2.10), under the Nanosphere Patent Rights to use, make, have made, sell, offer for sale and import Licensed Products outside of the Biodiagnostics Field.
     2.2 Northwestern Patent Rights.
          (a) The parties acknowledge that Northwestern owns the Northwestern Patent Rights.
          (b) Subject to the terms of this Agreement, Northwestern grants Nanosphere an exclusive (even as to Northwestern), worldwide, irrevocable, non-transferable (except as permitted under Section 12.5) license in the Biodiagnostics Field, with the right to sublicense (as provided in Section 2.10), under the Northwestern Patent Rights, to make, have made, use, sell, offer for sale, export and import Licensed Products within the Biodiagnostics Field.
          (c) Northwestern retains the right on behalf of itself and other non-profit entities to use, have used, make, have made (solely by non-profit entities) and transfer subject matter disclosed or claimed in the Patent Rights solely for non-profit research and/or academic purposes.
     2.3 Joint Patent Rights.
          (a) Each party acknowledges that the other party is a co-owner of an equal and undivided interest in and to the Joint Patent Rights.
          (b) Subject to the terms of this Agreement, Nanosphere grants Northwestern an exclusive (even as to Nanosphere), worldwide, irrevocable, non-transferable (except as permitted under Section 12.5), fully paid-up license outside the Biodiagnostics Field, with the right to sublicense (as provided in Section 2.10), under the Joint Patent Rights to use, make, have made, sell, offer for sale and import Licensed Products outside of the Biodiagnostics Field.
          (c) Subject to the terms of this Agreement, Northwestern grants Nanosphere an exclusive (even as to Northwestern), worldwide, irrevocable, non-transferable (except as permitted under Section 12.5) license in the Biodiagnostics Field, with the right to sublicense (as provided in Section 2.10), under the Joint Patent Rights, to make, have made, use, sell, offer for sale, export and import Licensed Products within the Biodiagnostics Field.
     2.4 Patent Classification.
          (a) The various Exhibits listing the Patent Rights have been assigned based on the parties’ assessment of the claims as issued or pending as of the Effective Date. Should the claims for a patent or patent application of the Patent Rights change or a terminal disclaimer issue no longer be applicable such that the patent or patent application becomes more appropriately suited to a different Exhibit category, the parties agree to amend the Exhibits to this Agreement to reflect such change.
          (b) The parties agree to execute and deliver to each other any written instruments and to perform any other acts, reasonably necessary to perfect and record the parties’ respective ownership interest in and to the Patent Rights, nunc pro tunc to the date of the first of any applicable assignment on such Patent Rights. Each assignment shall include the right to sue for and retain damages attributable to any claims the assignor could have brought or can bring in the future regarding the Patent Rights that are the subject of the assignment.
     2.5 BIOBARCODE Trademark.
          (a) Subject to the terms of this Agreement, Nanosphere grants Northwestern a fully paid-up, nonexclusive, non-transferable (except as permitted under Section 12.5), worldwide license to use the trademark and/or service mark BIOBARCODE, including all registrations thereon (the “Licensed Mark”) solely in connection with (i) commercialization of Licensed Products outside the Biodiagnostics Field and (ii) research and/or academic purposes. The license rights granted in this Section 2.5 are not transferable or sublicensable, without Nanosphere’s prior written consent, provided that Nanosphere agrees to grant, upon request from Northwestern, a nonexclusive fully paid-up license to the Licensed Mark, subject only to reasonable quality control requirements, to any entity licensed by Northwestern to commercialize Licensed Products other than the Biobarcode Technology.
          (b) Northwestern will use the Licensed Mark in accordance with any trademark usage policies and guidelines provided to Northwestern by Nanosphere. Northwestern will furnish to Nanosphere, at Nanosphere’s request and expense, a sample of each use of the Licensed Mark for inspection, analysis, and approval prior to such use. Northwestern’s use of the Licensed Mark will not tarnish, blur or dilute the quality associated with the Licensed Mark or the associated goodwill. Northwestern acknowledges that the Licensed Mark will remain the sole and exclusive property of Nanosphere. Northwestern will not contest or aid others in contesting the validity of or Nanosphere’s ownership of the Licensed Mark. Northwestern will not apply for, or aid or cause others to apply for, any registration of the Licensed Mark or any composite mark based on or incorporating any of the Licensed Mark or any confusingly similar marks. All goodwill and benefits arising from the use of the Licensed Mark will automatically vest in Nanosphere.
     2.6 Technical Information.
          (a) The parties acknowledge that Northwestern owns the Technical Information.
          (b) Subject to the terms of this Agreement, Northwestern grants Nanosphere a nonexclusive, worldwide, irrevocable, non-transferable (except as permitted under Section 12.5) license in the Biodiagnostics Field, with the right to sublicense, to use the Technical Information to design, develop, manufacture, have manufactured, sell, offer for sale, import, and export the Licensed Products within the Biodiagnostics Field. Notwithstanding the license provided in this Section, Nanosphere acknowledges that Northwestern does not have any obligation to provide any Technical Information to Nanosphere other than pursuant to Northwestern’s obligation under Section 2.7 to disclose Inventions.
     2.7 Future Rights.
          (a) Northwestern agrees to disclose to Nanosphere periodically (but no less frequently than quarterly) all Inventions conceived prior to January 1, 2013 and, with respect to Inventions that are solely Nanoparticle Technology or Biobarcode Technology, conceived at any time prior to the end of the Term. For a period of one hundred eighty (180) days after disclosure, on an Invention-by-Invention basis (“Evaluation Period”), Nanosphere has the first right in the Biodiagnostics Field to evaluate the Invention and notify Northwestern if it desires to negotiate an exclusive license in the Biodiagnostics Field to the Invention.
          (b) If during the Evaluation Period, Nanosphere notifies Northwestern that it does not desire to negotiate such license under the Invention, or fails to notify Northwestern in writing that it desires to negotiate such license, then Northwestern may license the Invention and any intellectual property rights arising therefrom, in its sole discretion, without obligation to Nanosphere.
          (c) If during the Evaluation Period, Nanosphere notifies Northwestern in writing that it desires to negotiate such license, then the parties shall:

               (i) if the Invention is not Nanoparticle Technology or Biobarcode Technology and such Invention is conceived prior to January 1, 2013, negotiate in good faith for not longer than ninety (90) days to execute an agreement reflecting the terms of such license, which shall include the terms set forth in Exhibit D. The parties will resolve any failure to reach agreement despite good-faith negotiations within the ninety (90) day period in accordance with the dispute resolution provisions provided in Section 11;
               (ii) if such Invention is Nanoparticle Technology or Biobarcode Technology and such Invention is conceived prior to January 1, 2013, amend this Agreement to add such patent application and patent rights claiming the Invention to the Northwestern Patent Rights in Exhibit C hereto; or
               (iii) if such Invention is Nanoparticle Technology or Biobarcode Technology and such Invention is conceived on or after January 1, 2013, negotiate in good faith for not longer than ninety (90) days to execute an agreement reflecting the terms of such license, which shall include the terms set forth in Exhibit D. Such good faith negotiation and any license agreement reached therefrom shall also include any embodiments of such single disclosed Invention applicable at greater than 100 nanometers if Nanosphere licenses the Nanoparticle Technology embodiments for such sign disclosure of Invention. For purposes of clarity, the foregoing does not include an Invention that does not disclose embodiments that are applicable at greater than 100 nanometers, including where it is later conceived that such embodiments exist, provided that Northwestern does not knowingly exclude such embodiments from the disclosure of Invention in bad faith. The parties will resolve any failure to reach agreement despite good-faith negotiations within the ninety (90) day period in accordance with the dispute resolution provisions provided in Section 11.
          (d) For Inventions that are not Nanoparticle Technology or Biobarcode Technology and that are conceived after January 1, 2013, Northwestern agrees to disclose such Inventions to Nanosphere in the event Northwestern offers such Inventions to Third Parties for licensing within seven (7) business days of such disclosure to such Third Parties and negotiate with Nanosphere upon receipt of written notice that Nanosphere desires to negotiate a license for such Invention so long as such notice is received by Northwestern prior to having licensed the Inventions to a Third Party. Other than these non-exclusive obligations to disclose and negotiate in good faith which, for purposes of clarity shall not preclude Northwestern from disclosing and negotiating simultaneously with Third Parties and entering into an exclusive or non-exclusive license agreement with such Third Parties, Northwestern has no other obligations to Nanosphere for such Inventions, including pursuant to Sections 2.12 and 7, unless the parties execute a license agreement that includes the terms set forth in Exhibit D, which agreement neither party has any obligation to enter into.
          (e) Each disclosure of Invention will include a statement as to whether the Invention is Platform technology (meaning the Invention has a scope of applicability similar in breadth to the breadth that the gold nanoparticle invention or the biobarcode invention had at filing of a non-provisional patent application) or Application technology (meaning the Invention has a scope of applicability similar in breadth to the breadth that the electrical detection schemes of nanoparticles or silver amplification of nanoparticles had at filing of a non-provisional patent application).
          (f) If Nanosphere is found in breach of its diligence obligations for an Invention that is a Platform technology during the arbitration procedures in Section 11 or Exhibit D (depending upon which procedure governs the license of the Invention), then Nanosphere shall lose its rights under this Section 2.7 to negotiate a license to future improvements to or new uses for such Platform Invention as of the date such arbitrator decided Nanosphere was in breach.
     2.8 Reservation of Rights. All rights not expressly granted are reserved. Except as expressly provided, nothing in this Agreement is intended to affect any right, title or interest in or to any tangible or intangible property (including, any patent rights or technical information of Nanosphere, other than the Nanosphere Patent Rights and the Joint Patent Rights).
     2.9 Subcontracting. If either party elects to exercise its right to “have made” a Licensed Product using a subcontractor that is a for-profit entity, such party will provide notice to the other party and the subcontract shall be consistent with the terms and conditions of this Agreement. The notice will include the identity of the subcontractor and the specific Licensed Product the subcontractor is manufacturing for the licensee party. The licensee party shall remain liable for the actions of the subcontractor.
     2.10 Sublicenses. All sublicenses granted by either party shall be consistent with all terms and conditions of this Agreement. The licensee party will disclose the identity of each sublicensee who is not a non-profit to the licensor party, and the licensee party will be fully responsible for all failures by any sublicensee to comply with the terms and conditions of this Agreement.
     2.11 Government Rights. The licenses granted in this Agreement are subject to rights of the U.S. government arising from federally funded research including, in accordance with Chapter 18 or Title 35 of U.S.C. 200-212 and the regulations thereunder (37 CFR Part 401), when applicable. Nanosphere and Northwestern agree to use best efforts to comply in all respects with all applicable provisions of Chapter 18 or Title 35 of U.S.C. 200-212, the regulations thereunder (37 CFR Part 401) and any requirements in any contracts between Northwestern and any agency of the U.S. government that provided funding for subject matter covered by the Patent Rights. Each party agrees that it will provide the other party with all reasonably requested information and cooperation for the other party to comply with such laws and regulations.
     2.12 Publications. Northwestern will be free to publish the results of any research. In order to avoid loss of patent rights as a result of premature disclosure of patentable information, unless such patentable information is already the subject of a previously filed patent application, at least thirty (30) days prior to planned submission for publication or presentation of an Invention, Northwestern shall submit to Nanosphere for review the material on which any of the inventors of the Northwestern Patent Rights (provided that such inventor is, at the time, an employee, student, agent, or faculty member of Northwestern) plans to publish or present and which contains subject matter directly related to the Biodiagnostics Field licensed herein that is not yet publicly known. Nanosphere shall notify Northwestern within such thirty (30) days: (a) whether it desires to have a patent application filed on any Inventions contained in the material, in which case the parties shall proceed to file a patent application in accordance with Section 7 (for which Nanosphere may request a delay in publication for no longer than an additional thirty (30) days) and add a reference to such patent application to this Agreement by amending in writing the appropriate Exhibit; or (b) whether such materials contain Nanosphere Confidential Information, in which case Northwestern shall delete such Nanosphere Confidential Information from the intended publication.

3. Consideration
     3.1 Stock. The Equity Investment License Commitment and Original License each contain provisions relating to stock of Nanosphere issued to Northwestern, including Sections 4.1, 4.2, 4.3, 4.4 and 8.2 of the Original License and Sections I and III of the Equity Investment/License Commitment. Nothing in this Agreement is intended to alter or amend any such provision in the Equity Investment License Commitment or Original License.
     3.2 Advance Payment to Inventors. Within thirty (30) days of filing a first non-provisional application for a subject invention (as defined by 35 U.S.C. § 201(e)) included within the definition of the Northwestern Patent Rights or Joint Patent Rights, the party filing such application shall notify the other party of such filing. A subject invention disclosure shall constitute one subject invention. Northwestern will provide Nanosphere with a list of the inventors of the subject invention and their addresses. Nanosphere will notify the inventors of such filing and give each inventor an option to receive either: (a) an Advanced Payment in the amount of either (i) [—***—] per subject invention (not per application if there are multiple applications covering one subject invention), if the subject invention claimed in such application is a Platform technology or both Platform technology and Application technology; or (ii) [—***—] per subject invention (not per application if there are multiple applications covering one subject invention) if the subject invention claimed in such application is an Application technology (collectively “Advance Payment”) from Nanosphere and waive the inventor’s right to the inventor’s share under the Northwestern Patent Policy; or (b) a portion of the royalty payments made to Northwestern under Section 3.3, as determined between Northwestern and the Northwestern inventor in accordance with the Northwestern Patent Policy. If an inventor elects to receive an Advance Payment, then Nanosphere will pay the inventor such amount within thirty (30) days after issuance of the first patent covering such subject invention, and will be entitled to deduct such Advance Payment from the royalties due to Northwestern under Section 3.3 in connection with a Licensed Product covered by Patent Rights for which the inventor received the Advance Payment. If an inventor chooses to share in the royalty payments made to Northwestern, then Nanosphere will have no further payment obligation to such inventor with respect to the subject invention. Nothing in the foregoing sentence shall preclude any payment obligation with respect to other subject inventions. The parties agree to meet on an annual basis to discuss the Advance Payments to inventors made hereunder to ensure that the payments meet the needs and objectives of the parties.
     3.3 Earned Royalty.
          (a) Beginning January 1, 2007, Nanosphere agrees to pay Northwestern a royalty of [—***—] percent ([—***—]%) of Gross Profits of Licensed Products. Gross Profit shall at no time: (i) prior to January 1, 2009 be less than [—***—] percent ([—***—]%) and (ii) after January 1, 2009, be less than [—***—] percent ([—***—]%) (“Floor”) of the gross invoiced price of Licensed Products sold by Nanosphere, its Affiliates or its sublicensee. If Gross Profits fall below the Floor, the percentage Nanosphere shall use to calculate its royalty obligation to Northwestern for such entity shall be the Floor.
*** Confidential Treatment Requested
Text Omitted and Filed Separately

          (b) Nanosphere’s royalty payment obligations are triggered by the issuance of the first patent within the Patent Rights or Joint Patent Rights which cover a Licensed Product sold by Nanosphere, its Affiliates or sublicensee, provided that Nanosphere will pay royalties previously accrued on Gross Profits for Licensed Products sold prior to the issue date. Nanosphere will pay Northwestern on a quarterly basis within forty-five (45) days after the end of each quarter for the Licensed Products sold by Nanosphere and its Affiliates during such quarter or prior thereto for any royalty payment accrued but not yet due because no patent of the Patent Rights had been issued.
4. Diligence
     4.1 Commercially Reasonable Efforts. Nanosphere agrees to make commercially reasonable efforts to bring subject inventions (as that term in defined in 35 U.S.C. §200 et seq. (the Bayh-Dole Act)) of the Northwestern Patent Rights and Joint Patent Rights to market, including making practical application (as that term is defined in 37 C.F.R. Chapter IV, § 401.2(e)) of the rights licensed to it under this Agreement by Northwestern, as set forth in the Bayh-Dole Act.
     4.2 Progress Report. Commencing in 2007 and for each year thereafter during the Term, Nanosphere will submit to Northwestern by the end of each calendar year an annual progress report certifying Nanosphere’s activities related to development and commercialization of the subject inventions (as that term in defined in the Bayh-Dole Act) of the Northwestern Patent Rights and/or Joint Patent Rights and the obtaining of the governmental approvals necessary, if any, for marketing the subject inventions.
          (a) If Nanosphere fails to provide the progress report to Northwestern or Northwestern believes in good faith that Nanosphere is not using commercially reasonable efforts to develop or commercialize the subject inventions of the Northwestern Patent Rights and/or Joint Patent Rights, then Northwestern will promptly notify Nanosphere thereof and the parties will meet within fifteen (15) days of such notice and agree upon a procedure for curing Nanosphere’s noncompliance.
          (b) If the parties cannot agree upon such a procedure within thirty (30) days of such meeting, or Nanosphere fails to cure such noncompliance within thirty (30) days after the parties agree upon such a procedure, then the parties will submit the dispute to arbitration in accordance with Article 11, in which case the arbitrator will determine whether Nanosphere is using commercially reasonable efforts to develop or commercialize the subject inventions of the Northwestern Patent Rights and/or Joint Patent Rights.
          (c) In the event the arbitrator determines that Nanosphere is not using commercially reasonable efforts, the arbitrator will: (i) set forth a procedure for Nanosphere to cure its noncompliance and a deadline therefore; or (ii) convert the exclusive licenses as they relate to the subject matter of the arbitration granted under Sections 2.2(b) and 2.3(c) to a nonexclusive license.
          (d) If the arbitrator sets forth a procedure and timeline as described in (c) above, and Nanosphere does not cure its failure to use commercially reasonable efforts to develop or commercialize each subject invention of the Northwestern Patent Rights and/or Joint Patent Rights in accordance with such procedure and timeline, then the exclusive licenses granted to Nanosphere under Sections 2.2(b) and 2.3(c) as they relate to the Northwestern

Patent Rights and/or Joint Patent Rights claiming the subject matter of the arbitration, will be converted to a non-exclusive license, and Northwestern will have the right to license such Patent Rights on a non-exclusive basis to any Third Party. If Northwestern determines that it is unable to license the Patent Rights to a Third Party on a non-exclusive basis, Nanosphere will grant a sublicense under all its rights in such Patent Rights to the Third Party designated by Northwestern to permit such Third Party to have exclusivity (even as to Nanosphere) under such Patent Rights claiming the subject matter of the arbitration In avoidance of doubt, the conversion of Nanosphere’s license to the Patent Rights to a non-exclusive license and the obligation to sublicense the Patent Rights to the Third Party referenced in this Section 4.2(d) apply only to those portions of the Patent Rights claiming any subject invention that has not been developed or commercialized using commercially reasonable efforts. For example, if a patent covers multiple subject inventions, where only one subject invention has not been developed or commercialized using commercially reasonable efforts, the non-exclusive license and the sublicensing obligation apply only to such subject invention and do not apply to the other subject inventions covered by such patent.
          (e) In each instance, diligence under this Section shall be determined on a per subject invention basis.
          (f) The procedure in this Section 4.2 shall not be applicable to Inventions licensed under 2.7(c) (i), as the diligence obligations and procedures set forth in the separate agreement shall govern.
          (g) For avoidance of doubt, the parties agree that the diligence requirement provided herein will not apply to any Licensed Product that is licensed to Nanosphere, to the extent Nanosphere is pursuing an alternate Licensed Product also licensed from Northwestern, where the alternate Licensed Product would be competitive with the Licensed Product licensed hereunder or it would not be commercially reasonable to pursue both the Licensed Product licensed hereunder and the alternative Licensed Product.
     4.3 Bayh-Dole Compliance. Notwithstanding anything to the contrary, Nanosphere shall comply with any request of the United States Government with respect to compliance with 35 U.S.C. §200 et seq. (the Bayh-Dole Act), regardless of whether such request is made directly to Nanosphere or to Northwestern.
5. Reports, Records, and Payments and Notices
     5.1 Reports. After the first sale and for each Licensed Product sold by Nanosphere or its Affiliate or sublicensees, Nanosphere shall submit to Northwestern reports for each calendar quarter, due within sixty (60) days following the end of each quarter, setting forth the following:
          (a) The name of each Licensed Product subject to a Gross Profits calculation, along with a list of the Patent Rights covering each such Licensed Product;
          (b) An accounting of total Gross Profits for each Licensed Product including a reporting of any applicable deductions, allowances, charges, and foreign exchange rates;
          (c) A calculation of any applicable credits for Advance Payments to inventors under Section 3.2;

          (d) the amount of royalty payments due from previously accrued Gross Profits but not paid until a patent issued of the Patent Rights claiming such Licensed Product; and
          (e) the amount of total royalty payment due.
If no sales have occurred, Nanosphere will submit a report so stating. Concurrent with the making of each quarterly report, Nanosphere shall include the royalty payment due.
     5.2 Records. Nanosphere shall keep and maintain and shall require all of its Affiliates, and sublicensees to keep and maintain complete, accurate, and continuous records regarding any payments due hereunder for a period of five years following the end of the calendar year to which they pertain.
     5.3 Payments. All payments shall be paid in United States dollars at the addresses designated by Northwestern. If any royalties are based on Gross Profits converted from foreign currency, payment shall be made by using the exchange rate obtained by Nanosphere in converting the foreign currency to United States dollars. Late payment shall bear interest equivalent to the lesser of: (i) the prime rate as published in the Wall Street Journal on the last day of the period to which the payment relates plus 2% or (ii) the maximum rate permitted by applicable law. Acceptance of late payments shall not negate or waive Northwestern’s right to seek any other remedy, legal or equitable, to which it may be entitled.
     5.4 Audit. Northwestern shall have the right, at its expense, to appoint an independent auditor, reasonably acceptable to Nanosphere, to audit the records kept by Nanosphere, its Affiliates, and sublicensees, upon reasonable prior written notice of no less than twenty (20) days. The audit must take place during normal business hours and at the primary place of business of Nanosphere, its Affiliates, or sublicensees respectively, and will be limited solely to verifying the amount of royalties payable under this Agreement. Any amount found to have been owed but not paid prior to notice to Nanosphere of the audit shall be paid promptly to inventors with interest as provided hereunder. Any amount found to have been overpaid will be promptly refunded to Nanosphere. If the audit shows that royalties were underpaid prior to notice to Nanosphere of the audit, by 10% or more in any reporting period, Nanosphere shall reimburse Northwestern for the reasonable, out-of-pocket expense of the audit. Northwestern may not exercise its audit right more than once per calendar year unless required by the federal government. Except as necessary to enforce the terms of this Agreement and for the statement of payments due, the auditor will not disclose to Northwestern any Nanosphere Confidential Information learned during the audit.
     5.5 Notices. All required communications under this Agreement shall be in writing, sent to the party at its address or facsimile number below, or as otherwise designated by the party in accordance with this Agreement, and duly given or made: (a) on the date delivered in person; (b) on the date transmitted by facsimile, if confirmation is received; (c) three days after deposit in the mail if sent by certified U.S. mail postage prepaid, return receipt requested; and (d) one day after deposit with a nationally recognized overnight carrier service with charges prepaid.

If to Northwestern:	C. Bradley Moore, Vice President for Research
Office of Research Services
Northwestern University

Rebecca Crown Center 2-223
633 Clark St.
Evanston, IL 60208-1108
Facsimile: 847 467-4620

With copies to:	Tim Fournier, Associate Vice President for Research Integrity
Office for Research Integrity
Northwestern University
711 Rubloff
750 N. Lake Shore Drive
Chicago, IL 60611
Facsimile: 312 503-0902

John Calkins, Assistant General Counsel
Office of the General Counsel
Northwestern University
Rebecca Crown Center
633 Clark St.
Evanston, IL 60208-1108
Facsimile: 847 467-3092

If to Nanosphere:	William Moffitt
President and CEO
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
Facsimile: 847 400-9199

With a copy to:	Esteban Ferrar
Paul Hastings, LLP
1055 Washington Boulevard
Stamford, CT 06901
Facsimile: (203) 359-3031
6. Confidentiality
     6.1 Confidentiality of and Treatment of Confidential Information. Unless expressly provided herein, the use of Northwestern Confidential Information disclosed hereunder shall be governed by the Confidential Disclosure Agreement executed by the Parties on October 10, 2005 (“CDA”). The reports provided by Nanosphere pursuant to Sections 4.2 and 5.1, as well as any audit of same, and the information provided by Nanosphere pursuant to Sections 2.9, 2.10, and 7.9 may contain confidential or proprietary information of Nanosphere (“Nanosphere Confidential Information”) but shall not include any Nanosphere Confidential Information unless the Vice President for Research or the Associate Vice President for Research Integrity of Northwestern requests the same in writing and Northwestern agrees to be bound by this Section 6.1. Nanosphere Confidential Information shall not include information that (i) is or becomes publicly known without the wrongful act, omission or breach of this Agreement by Northwestern, (ii) is known at the time of disclosure, (iii) has been or is received from a third party not under an obligation of confidentiality, (iv) is developed without knowledge of or access to such information as shown by contemporaneous written records of Northwestern, or (v) is approved for release by written authorization from Nanosphere. Nanosphere acknowledges that Northwestern does not wish to receive any Nanosphere Confidential Information, especially Confidential Information that is technical or scientific in nature (“Technical Confidential Information”). Accordingly, to the extent Nanosphere inadvertently provides any Confidential Information, including Technical Confidential Information, to Northwestern under this Agreement, Northwestern shall not be obligated to treat such Confidential Information, including Technical Confidential Information, as confidential, and nothing in this Agreement requires Nanosphere to provide any Confidential Information, including Technical Confidential Information, to Northwestern unless the Vice President for Research or the Associate Vice President for Research Integrity of Northwestern requests the same in writing and Northwestern agrees to be bound by this Section 6.1. Confidential Information shall not be disclosed, used or otherwise made available during or for two (2) years after the Term, except in the event of termination by either party for breach on the part of the other, in which event the terminated party’s obligation to maintain the confidentiality of the information and comply with the non-use provisions will exist for a period of five (5) years after the termination for breach. The party receiving Confidential Information will return or destroy such Confidential Information in its possession or control promptly upon the written request of the disclosing party or the expiration or termination of this Agreement, whichever comes first, provided that the party receiving Confidential Information may retain one copy of the same solely to evidence compliance herewith.
     6.2 Confidentiality of Agreements. Except as otherwise required by law, regulation or court order, the financial terms and conditions of this Agreement shall be Confidential Information of both parties, and neither party will disclose the financial terms and conditions of this Agreement to any Third Party, except: (a) to inventors, attorneys, accountants, and other professional advisors under a duty of confidentiality; (b) to government entities and non-profit entities funding research; (c) to a Third Party under a duty of confidentiality in connection with obtaining financing or in connection with the potential sale of its business or assets to which this Agreement relates, whether by merger, sales of assets, or sale of stock; (d) to potential licensees of intellectual property, other than intellectual property licensed under this Agreement, under a duty of confidentiality, but only with respect to provisions relating to the scope of license, intellectual property management and confidentiality to avoid any conflict with this Agreement; and (e) to sublicensees and subcontractors under this Agreement, under a duty of confidentiality, but only with respect to provisions relating to the scope of license, confidentiality, publications, diligence, indemnification and insurance, dispute resolution and intellectual property management.
7. Intellectual Property Management
     7.1 Nanosphere Responsibility. As between Northwestern and Nanosphere, Nanosphere shall have the first right, but not the obligation, within thirty (30) days of receiving a disclosure of Invention (unless a shorter period of time is required due to potential bar date) to elect to file, and thereafter prosecute, including oppositions and interferences and maintain (as between Northwestern and Nanosphere), Inventions where the claimed subject matter is exclusively or primarily in the Biodiagnostics Field (“NS Subject Matter”). With respect to NS Subject Matter, Nanosphere will:

          (a) afford Northwestern the opportunity to advise and comment prior to Nanosphere taking any action, including providing Chad A. Mirkin sufficient prior review of any patent application being filed with any disclosure in addition to that provided by Chad A. Mirkin in the disclosure of Invention (i.e. any filing other than a cover sheet provisional patent application);
          (b) consider all advice and comments provided by Northwestern and use reasonable efforts to accommodate such advice and comments;
          (c) keep Northwestern fully informed of the status of filing, prosecution and maintenance, including providing copies of all correspondence to or from any patent office in a timely manner; and
          (d) pay all out-of-pocket costs and expenses associated with the foregoing, including reimbursing Northwestern within thirty (30) days after receipt of invoice for its reasonable and documented out-of-pocket costs and expenses, including attorney’s fees, attorney’s costs, attorney’s expenses, and filing fees, if any, incurred prior to transferring such Patent Rights to Nanosphere’s patent counsel regarding the foregoing.
     7.2 NU Subject Matter. Northwestern has the first right but not the obligation to file, prosecute and maintain (as between Northwestern and Nanosphere) Inventions which are not NS Subject Matter (“NU Subject Matter). With respect to NU Subject Matter:
          (a) Northwestern will afford Nanosphere the opportunity to advise and comment prior to Northwestern taking any action, unless prompt filing of a provisional application is necessary to preserve rights under the patent law;
          (b) Northwestern will consider all advice and comments provided by Nanosphere and to use reasonable efforts to accommodate such advice and comments as reasonably necessary to protect Nanosphere’s rights in the Inventions;
          (c) If Nanosphere is licensed under such Inventions, Nanosphere will reimburse Northwestern within thirty (30) days after receipt of invoice for Northwestern’s reasonable and documented out-of-pocket costs and expenses, including attorney’s fees, attorney’s costs, attorney’s expenses and filing fees;
          (d) If Northwestern licenses the foregoing rights to a Third Party, Nanosphere will thereafter be obligated to pay only its proportional share of any such attorney fees, attorney’s costs, attorney’s expenses, and filing fees, based on the total number of licensees;
          (e) Northwestern will reimburse Nanosphere for such payments made prior to the effective date of any other license outside the Biodiagnostics Field from any payment made to Northwestern under such license. Other than reimbursing Northwestern’s unreimbursed out-of-pocket costs and expenses, including attorney’s fees, attorney’s costs, attorney’s expenses, and filing fees regarding the foregoing, Nanosphere will be reimbursed first, prior to distributing payments to inventors or otherwise, until such costs and expenses, including attorney’s fees, attorney’s costs, attorney’s expenses, and filing fees paid by Nanosphere are fully reimbursed, down to Nanosphere’s proportional share. Northwestern will make reasonable efforts to obtain such reimbursement as an upfront license fee in any license.

     7.3 Priority Cooperation. Notwithstanding the foregoing, where a filing is necessary to protect the rights and sufficient time is not available (i.e. less than a week) to determine whether Nanosphere or Northwestern should file, Northwestern may make the initial filing of a patent application on the manuscript or presentation (including filing such manuscript or presentation as a provisional application with a cover sheet containing the necessary federal grant information). If the claimed subject matter is NS Subject Matter, Northwestern will transfer the prosecution to Nanosphere.
     7.4 Abandonment. If either party determines that it wishes to abandon or cease to maintain any patent of the Patent Rights, or abandon its right to file or the prosecution of any patent application of the Patent Rights or an Invention:
          (a) it shall give the other party at least thirty (30) days written notice prior to any deadline (whether or not such deadline is extendable);
          (b) as between Northwestern and Nanosphere, the other shall have the option, but not the obligation, to undertake such activity at its sole cost and expense;
          (c) each party will comply with all reasonable requests of the other to prevent such rights from becoming abandoned and will promptly transfer any files in furtherance therewith; and
          (d) Nanosphere will no longer be licensed under patent applications and patents that it does not pay all costs and expenses associated therewith and Northwestern shall be free to license them to Third Parties.
     7.5 Patent Term Extension. The parties shall cooperate in selecting a patent within the Patent Rights to seek a term extension for or supplementary protection certificate in accordance with the applicable laws of any country. Each party agrees to execute any documents and to take any additional actions as the other party may reasonably request in connection therewith.
     7.6 Registration of Licenses. Nanosphere and for-profit sublicensees of Northwestern under the rights granted by Nanosphere in Section 2.1 will register and give notice concerning this Agreement, at their respective expense, in certain countries where, to their respective knowledge, an obligation or opportunity under law exists to so register or give notice. Northwestern agrees to fully cooperate with Nanosphere, at Nanosphere’s expense and request, to comply with the obligations under this Section including promptly executing any documents and taking additional actions as Nanosphere may reasonably request.
     7.7 Marking. Each party agrees to mark the Licensed Products with the patent numbers of the patents licensed hereunder to such party in such a manner as to conform with the patent laws and practice of any country of use, shipment, sale or import. Upon request from the licensor party, the licensee party shall provide evidence of proper marking.
     7.8 Notice of Infringement. Each party shall promptly inform the other in writing of any alleged infringement of any of the Patent Rights or Technical Information and provide the other party with any available evidence of infringement.
     7.9 Enforcement and Defense. As between Northwestern and Nanosphere, Nanosphere will have the first right but not the obligation to enforce and defend patents claiming

NS Subject Matter and Northwestern will have the first right but not the obligation to enforce and defend patents on NU Subject Matter.
          (a) The party bringing/defending the action will pay all costs and expense.
          (b) Each party will cooperate with the other, including joining the action if a necessary party.
          (c) The party bringing/defending will have the right to reasonably settle the action so long as no fault is admitted or material obligation created regarding the other party or the inventors.
          (d) If the party having the first right does not exercise its right and provide the other party notice of such within ninety (90) days of notice of the infringement or defense action (or shorter time if required by the action), the other party may do so at its cost and expense with cooperation (including joining the action if a necessary party) from the declining party.
          (e) Any recovery will first be applied to reimburse the parties costs and expenses and thereafter shall be: (i) deemed Gross Profits for distribution in accordance with the terms of the license if recovered by Nanosphere; and (ii) retained by Northwestern if recovered by Northwestern.
8. Representations, Warranties and Disclaimers
     8.1 Mutual Representations and Warranties. Each party represents and warrants to the other that:
          (a) its execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement;
          (b) it shall comply with any applicable international, national, or local laws and regulations in its performance under this Agreement;
          (c) to the best of its knowledge and belief, its rights and obligations under this Agreement do not conflict with any rights granted to any third party;
          (d) its rights and obligations under this Agreement do not conflict with any court or administrative order by which it is bound as of the Effective Date; and
          (e) it is the owner of its respective rights in Patent Rights and has all necessary right and authority to grant the rights granted herein.
     8.2 Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 8, NEITHER PARTY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, INDEPENDENT CONTRACTORS, REPRESENTATIVES, CONSULTANTS, OR AGENTS MAKE ANY REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS, STATUTORY OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR

ENFORCEABILITY OF ANY PATENT RIGHTS, OR TECHNICAL INFORMATION, ANY WARRANTY ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY: THAT THE PRACTICE OF ANY LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE RIGHTS OF ANY THIRD PARTY; WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE TECHNICAL INFORMATION OR PATENT RIGHTS; OR THAT ANY PATENT WILL ISSUE BASED UPON ANY OF THE PENDING PATENT RIGHTS.
     8.3 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, INDEPENDENT CONTRACTORS, REPRESENTATIVES, CONSULTANTS OR AGENTS BE LIABLE FOR INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, LOST REVENUE, OR LOSS OF USE, REGARDLESS OF WHETHER THE PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.
     8.4 Prohibition Against Inconsistent Representations. Neither party will make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever which are inconsistent with any disclaimer or limitation included in this Section or any other provision of this Agreement.
9. Indemnification and Insurance
     9.1 Indemnification by Nanosphere. Nanosphere shall indemnify, hold harmless, and defend Northwestern, its Affiliates, trustees, officers, directors, employees, students, representatives, independent contractors, agents and consultants from and against any and all third-party claims, losses, damages, and/or liability of whatsoever kind or nature, as well as all costs and expenses, including reasonable attorneys’ fees and court costs, which arise or may arise at any time out of or in connection with: (a) Nanosphere’s or its Affiliates’ or sublicensees’ breach of this Agreement; (b) the production, manufacture, sale, offer for sale, importation, use, consumption or advertisement of Licensed Products; or (c) any act or omission of gross negligence or willful misconduct of Nanosphere its Affiliates and/or sublicensees, except to the extent subject to an indemnity obligation of Northwestern pursuant to Section 9.2.
     9.2 Indemnification by Northwestern. Northwestern shall indemnify, hold harmless, and defend Nanosphere, its Affiliates, officers, directors, employees, students, representatives, independent contractors, agents and consultants from and against any and all third-party claims, losses, damages, and/or liability of whatsoever kind or nature, as well as all costs and expenses, including reasonable attorneys’ fees and court costs, which arise or may arise at any time out of or in connection with: (a) Northwestern’s or its sublicensees’ breach of this Agreement; (b) the production, manufacture, sale, offer for sale, importation, use, consumption or advertisement of Licensed Products by Northwestern, or its sublicensees under Section 2.1(b); or (c) any act or omission of gross negligence or willful misconduct of Northwestern and/or its sublicensees, except to the extent subject to an indemnity obligation of Nanosphere pursuant to Section 9.1.

     9.3 Procedure. The party seeking indemnification shall promptly notify the party obligated to indemnify any claim or suit giving rise to the indemnity obligations under Sections 9.1 or 9.2 and permit the indemnifying party to assume sole direction and control of the defense of the claim (including the reasonable selection of counsel) with the right to reasonably settle such action in its sole discretion, provided that such settlement does not impose any material obligation on the indemnified party, including compromising the Patent Rights or Technical Information, or making any admission of fault. The indemnified party will reasonably cooperate as requested (at the expense of the indemnifying party) in the defense of the action. The indemnified party shall have the right to be represented by counsel of its choosing at its expense.
     9.4 Insurance. Nanosphere and Northwestern’s sublicensee’s under Section 2.1(b) shall obtain and carry in full force and effect commercial general liability insurance at such time as Nanosphere, its Affiliates or sublicensees or such of Northwestern’s sublicensees have offered products for sale, which insurance shall protect Nanosphere and Northwestern with respect to events covered by this Section 9. Such insurance shall be written by a reputable insurance company authorized to do business in the State of Illinois, shall list the other party as an additional named insured thereunder, shall be endorsed to include product liability coverage, and shall require thirty (30) days’ written notice to be given to Northwestern prior to any cancellation or material change thereof. Such insurance shall be in an amount of $3 million per occurrence in the event of death or personal injury and in the amount of $3 million per occurrence for property damage, or in such other amounts as may be standard in the industry in which such devices are sold. Each party shall provide the other with Certificates of Insurance evidencing the same. In the event that either party acts as a licensor for Licensed Products, the party agrees to require the non-profit sublicensee to carry product liability insurance satisfying the requirements of this Section 9.4.
10. Expiration and Termination
     10.1 Expiration. This Agreement shall expire at the end of the Term, but upon such expiration Nanosphere may continue to use thereafter the Technical Information it was using prior to the end of the Term upon the same terms and conditions it was entitled to use it for prior to such expiration.
     10.2 Surviving Rights and Obligations. The expiration of this Agreement does not relieve either party of its rights and obligations that have previously accrued. After the Term, all rights granted by either party to the other party shall be nonterminable and fully paid-up. All Confidential Information of the other party shall be returned or destruction certified, at the disclosing party’s election. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement.
11. Dispute Resolution
     11.1 Amicable Resolution. In any dispute or controversy arising in connection with this Agreement, the parties agree that the first recourse shall be to attempt to amicably resolve the dispute with a sufficiently authorized member of each party’s management. By this agreement to attempt amicable resolution, the parties are not waiving their right to seek and obtain specific performance, injunctive relief or any other equitable remedy that may be available during and after resolving any dispute or controversy in accordance with this Section. In addition, neither party is required to arbitrate any dispute or controversy relating to actual or threatened violation of its intellectual property rights (including any licensed rights).
     11.2 Alternative Dispute Resolution. The parties agree that any dispute or controversy that arises in connection with this Agreement and which cannot be amicably resolved by the parties shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in the manner set forth in this Section and in accordance with AAA’s rules of commercial arbitration. To the extent there is any conflict between the provisions set forth in this Section 11 and any procedural or other rules of AAA, this Section 11 will control.
     11.3 Initiation. Regardless of Sections 11.1 and 11.2, either party may initiate an arbitration by serving upon the other party and filing with the AAA a written demand for arbitration, including a general description of the nature of the claim and the nature and amount of damages and/or other relief sought. Within ten (10) business days after its receipt of such service, the other party may add additional issues to be resolved. Within fifteen (15) business days after the demand for arbitration is filed, the parties will jointly select a single arbitrator with the necessary skill level and knowledge of university technology transfer and licensing.
     11.4 Procedure. The arbitration shall be conducted in the following manner:
          (a) No later than forty-five (45) business days after final selection, the arbitrator shall hold a hearing to resolve each of the issues identified by the parties.
          (b) At least five (5) days prior to the hearing, each party must submit to the arbitrator and serve on the other party a proposed ruling on each issue to be resolved. Such proposed ruling may include arguments on or analysis of the facts and/or issues and shall be limited to fifty (50) pages unless otherwise agreed by the parties.
          (c) Document requests will be approved by the arbitrator and production will be made on an expedited basis in keeping with the arbitration schedule. Each party shall be limited to two (2) depositions and ten (10) interrogatories in accordance with the Federal Rules.
          (d) Each party shall be entitled to no more than eight (8) hours of hearing to present testimony or documentary evidence. The testimony of both parties shall be presented during consecutive calendar days. Such time limitation shall apply to any direct, cross or rebuttal testimony. It shall be the responsibility of the neutral to determine whether the parties have had the eight (8) hours to which each is entitled.
          (e) Each party shall have the right to be represented by counsel. The arbitrator shall have the sole discretion with regard to the admissibility of any evidence.
          (f) The arbitrator shall rule on each disputed issue within thirty (30) days following the completion of the testimony of both parties.
          (g) The arbitration shall take place in Chicago, Illinois, or such other place as the parties agree.
          (h) The parties will share equally the cost of the arbitration, unless the arbitrator determines that the non-prevailing party should bear such cost or allocates such cost between the parties in any other manner.

          (i) The ruling shall be binding on the parties and may be entered as an enforceable judgment by a state or federal court having jurisdiction of the parties.
     11.5 Baseball Arbitration. Notwithstanding anything to the contrary herein, with respect to any dispute regarding whether Nanosphere is or is not using commercially reasonable efforts to develop and commercialize a Licensed Product and any dispute regarding only the financial terms this Agreement, the arbitrator must adopt, in its entirety, the proposed ruling of one of the parties on such disputed issue (“Baseball Style Arbitration”). For any dispute that is subject to Baseball Style Arbitration, the losing party will bear the entire cost of the arbitration, including the fees and expenses of the arbitrator. The arbitrator will not be bound by Baseball Style Arbitration with respect to any other dispute arising under this Agreement.
     11.6 Survival. This Section 11 shall survive any termination of this Agreement.
     11.7 Confidentiality. The parties and the arbitrator shall treat all aspects of the arbitration proceedings, including without limitation discovery, testimony and other evidence, briefs and the award, as Confidential Information.
12. Miscellaneous Provisions
     12.1 Governing Law. This Agreement shall be governed by the laws of the state of Illinois, without regard to any choice-of-law provisions, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. In any litigation or arbitration arising under or relating to this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and litigation and/or arbitration costs and expenses.
     12.2 Entire Agreement. This Agreement and its Exhibits, along with the Equity Investment License Commitment and Original License but only for the provisions of the Equity Investment License Commitment and Original License regarding stock, the CDA and the Material Transfer Agreement entered into concurrently with this Agreement, between Nanosphere and Northwestern, constitute the entire agreement between the parties with respect to the subject matter and supersede all prior communications, agreements or understandings, written or oral, including the original License and the Equity Investment/License Commitment, each dated May 10, 2000, except as explicitly set forth herein. The parties expressly terminate the Original License. Any conflict between this Agreement and the other agreements shall be resolved in favor of this Agreement. Any amendment to this Agreement, including its exhibits, must be in writing and signed by both parties. The delay or failure to assert a right or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. A valid waiver must be executed in writing and signed by the party granting the waiver. Each party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be strictly construed for or against either party.
     12.3 Severability. The provisions of this Agreement are severable, and if any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or non-enforceability shall not in any way affect the validity or enforceability of the remaining provisions.

     12.4 Export Controls. It is understood that Northwestern is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States Government and/or may require written assurances by Nanosphere that it will not export data or commodities to certain foreign countries without prior approval of such agency. Northwestern represents neither that a license is required, nor that, if required, it will be issued.
     12.5 Assignment. Neither party may assign any rights under this Agreement or delegate any duties under this Agreement, without the prior written consent of the other party. Notwithstanding the foregoing, Nanosphere may assign or otherwise transfer this Agreement to an affiliate or to the assignee or transferee of its entire business or of that part of its business to which this Agreement relates without the prior written consent of Northwestern. Any assignment or transfer in contravention with this Section shall be null and void. This Agreement shall be binding on and inure to the sole benefit of the parties and their permitted successors and assigns. The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the parties and their permitted successors and assigns and shall not be construed as conferring any rights to any Third Party.
     12.6 Use of Names. Except as provided in Section 2.5, neither party shall use the names or trademarks, or any adaptation of them, of the other party without prior written consent of the other in each separate case, except that the parties may state that Nanosphere is licensed under the Northwestern Patent Rights. A party may issue a press release or other form of public announcement regarding the execution of this Agreement only after the other party has given its written approval, provided that such approval will not be unreasonably withheld.
     12.7 Independent Contractors. Nothing contained in this Agreement shall place the parties in a partnership, joint venture or agency relationship, and neither party shall have the right or authority to obligate or bind the other party in any manner.
     The parties execute this Agreement in two or more counterparts, each of which shall be deemed an original but all of which taken together constitute one and the same instrument.

Northwestern University	Nanosphere Inc.

/s/ Timothy J. Fournier	/s/ William P. Moffitt

Name Timothy J. Fournier	Name William P. Moffitt
Title Assoc. Vice President	Title CEO
Date 25 May 2007	Date 5/25/07

EXHIBIT A
Joint Patent Rights

Case Number	NU#	Title	Country	App/Pat#	Patent no.
00-713-H	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	60/200161
00-713-I4		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/966491	6610491
00-713-I6		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/967409	6740491
00-713-I12		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/975376	20030054358
00-713-I26		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	10/410324	6962786
00-713-L		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/693005	6495324
00-713-N		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Australia	56378/00	784040
00-713-O		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Canada	2376623
00-713-P		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Japan	2001-506866
00-713-Q		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	EPC	00941713.0
00-715	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	60/176409
00-715-A	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/760500	6767702
00-715-B	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	10/716829	20040110220
00-715-C	[...***...]	Method of Attaching Oligonucleotides to Nanoparticles and Products Produced Thereby	PCT	US01/01190
00-715-D	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefor	Australia	32795/01	774593
*** Confidential Treatment Requested
Text Omitted and Filed Separately

Case Number	NU#	Title	Country	App/Pat#	Patent no.
00-715-E	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefor	Canada	2396113
00-715-F	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefor	EPC	01904855.2
00-715-G	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefor	Japan	2001-551239
00-1085	[...***...]	Method and Materials for Assaying Biological Materials	USA	60/192699
00-1085-A	[...***...]	Nanoparticles having Oligonucleotides Attached Thereto and Uses Therefore	USA	09/820279	6750016
00-1085-B	[...***...]	Method and Materials for Assaying Biological Materials	PCT	US01/010071
00-1085-C	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Australia	2001255203
00-1085-D	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Canada	2402955
00-1085-E	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	EPC	01928332.4
00-1085-F	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Japan	2001-570836
00-1085-G	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	10/640618	20040072231
00-1085-H	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Australia	2006200261
00-1085-I	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Japan	2006-195313
00-1086	[...***...]	Method of Detection by Enhancement of Silver Staining	USA	60/217782
00-1086-A	[...***...]	Method of Detection by Enhancement of Silver Staining	USA	09/903461	6602669
00-1086-B	[...***...]	Method of Detection by Enhancement of Silver Staining	PCT	US01/21846
00-1086-C	[...***...]	Method of Detection by Enhancement of Silver Staining	Australia	2001276870
00-1086-D	[...***...]	Method of Detection by Enhancement of Silver Staining	Canada	2415494
*** Confidential Treatment Requested
Text Omitted and Filed Separately

2

Case Number	NU#	Title	Country	App/Pat#	Patent no.
00-1086-E	[...***...]	Method of Detection by Enhancement of Silver Staining	EPC	01954641.5
00-1086-E1	[...***...]	Method of Detection by Enhancement of Silver Staining	Germany	1954641.5	1360318
00-1086-E2	[...***...]	Method of Detection by Enhancement of Silver Staining	France	1954641.5	1360318
00-1086-E3	[...***...]	Method of Detection by Enhancement of Silver Staining	UK	1954641.5	1360318
00-1086-F	[...***...]	Method of Detection by Enhancement of Silver Staining	Japan	2002-509534
00-1086-G	[...***...]	Method of Detection by Enhancement of Silver Staining	USA	10/633878	20040101889
00-1259 see 00-1272	[...***...]	Multicolor Labeling of Oligonucleotides Arrays via Size-Selective Scattering of Nanoparticle Probes	USA
00-1262	[...***...]	Reagents and Methods for DNA-Directed Assembly of Proteins and Gold Particles	USA	60/254392
00-1262-A	[...***...]	Reagents and Methods for DNA-Directed Assembly of Proteins and Gold Particles	USA	60/255235
00-1272	[...***...]	Multicolor Labeling of Oligonucleotide Arrays Via Size-Selective Scattering of Nanoparticle Probes	USA	60/254418
00-1272-A	[...***...]	Multicolor Labeling of Oligonucleotide Arrays Via Size-Selective Scattering of Nanoparticle Probes	USA	60/255236
00-1272-B	[...***...]	Two-Color Labeling of Oligonucleotide Arrays Via Size-Selective Scattering of Nanoparticles Probes	USA	60/282640
00-1272-C	[...***...]	Nanoparticles having Oligonucleotides Attached Thereto and Uses Therefore	USA	10/008978	6984491
00-1272-D	[...***...]	Multicolor Labeling of Oligonucleotide Arrays Via Size-Selective Scattering of Nanoparticle Probes	PCT	US01/46418
00-1272-E	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	EPC	01990826.8
00-1272-F	[...***...]	Nanoparticles Having Oligonucleotide Attached Thereto and Uses Therefore	USA	11/050983	20060068378
03-666	[...***...]	Biobarcode PCR	USA	60/482979

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Case Number	NU#	Title	Country	App/Pat#	Patent no.
03-666-A	[...***...]	Bio-Barcodes Based on Oligonucleotide-Modified Particles	USA	60/506708
03-666-B	[...***...]	Nanoparticle-Based Biobarcodes For The Ultrasensitive Detection Of Proteins	USA	60/496893
03-666-C	[...***...]	Bio-barcode Based Detection of Target Analytes	USA	60/515243
03-666-D	[...***...]	Bio-barcode based detection of target analytes	USA	60/530797
03-666-E		Bio-Barcode Based Detection of Target Analytes	USA	10/877750	2005037397
03-666-F		Bio-Barcode Based Detection of Target Analytes	PCT	US04/020493
05-190	[...***...]	Reporter Group-Based Bio-Bar-Code Assay	USA	60/570723
05-191	[...***...]	Fluorophore-Based Bio-Bar-Code Amplification Assay	USA	60/585294
05-192	[...***...]	Chemical Release of Particle Bound Molecules for Molecular Detection	USA	60/645455
03-666-G		Bio-Barcode Based Detection of Target Analytes	USA	11/127808	20060040286
03-666-H		Bio-Barcode Based Detection of Target Analytes	PCT	US05/16545
03-666-I		Bio-Barcode Based Detection of Target Analytes	Australia	2004254367
03-666-J		Bio-Barcode Based Detection of Target Analytes	Canada	2529898
03-666-K		Bio-Barcode Based Detection of Target Analytes	China	2.0048E+11
03-666-L		Bio-Barcode Based Detection of Target Analytes	Europe	4756138.6	1649055 (Published)
03-666-M		Bio-Barcode Based Detection of Target Analytes	India	Unknown	Abandoned
03-666-N		Bio-Barcode Based Detection of Target Analytes	Japan	2006-517685
03-666-O		Bio-Barcode Based Detection of Target Analytes	Australia	TBA
03-666-P		Bio-Barcode Based Detection of Target Analytes	Canada	TBA
03-666-Q		Bio-Barcode Based	China	TBA
Detection of Target Analytes
03-666-R		Bio-Barcode Based Detection of Target Analytes	Europe	5856708.2
03-666-S		Bio-Barcode Based Detection of Target Analytes	India	TBA
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4

Case Number	NU#	Title	Country	App/Pat#	Patent no.
03-666-T		Bio-Barcode Based Detection of Target Analytes	Japan	TBA
00-713-C		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/344667	6361944

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EXHIBIT B
Nanosphere Patent Rights

Case Number	NU#	Title	Country	App/Pat#	Patent no.
00-713	[...***...] [...***...] [...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	60/031809
00-713-A	[...***...] [...***...] [...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	PCT	US97/12783
00-713-B		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/240755	Abandoned
00-713-B1		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/923625	6773884
00-713-D		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Australia	40434/97
00-713-D1		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Australia	87242/01	770201
00-713-D2		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Australia	2004205147
00-713-E		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Canada	2262018
00-713-F		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	EPC	97938010.2
00-713-G		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Japan	10-508917
00-713-G1		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Japan	2004-035790
00-713-I		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/603830	6506564
00-713-I1		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/961949	6582921
00-713-I2		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/957318	6759199
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Case Number	NU#	Title	Country	App/Pat#	Patent no.
00-713-I3		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/957313	6645721
00-713-I5		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/966312	6673548
00-713-I8		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/974007
00-713-I9		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/973638	6878814
00-713-I10		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/973788	6720411
00-713-I11		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/975062	6677122
00-713-I14		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/975498	6861221
00-713-I15		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/975059	6828432
00-713-I16		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/976601	6903207
00-713-I17		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/976968	6818753
00-713-I18		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/976971	6682895
00-713-I19		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/976863	6986989
00-713-I-20		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/976577	6720147
00-713-I21		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/976618	6812334
00-713-I22		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/981344	6777186

2

Case Number	NU#	Title	Country	App/Pat#	Patent no.
00-713-I24		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/976617	6730269
00-713-I25		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/976378	6969761
00-713-J		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	PCT	US00/17507	4149-1-1-1-1
00-713-M		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/693352	6417340

3

EXHIBIT C
Northwestern Patent Rights

Case Number	NU#	Title	Country	App/Pat#	Patent no.
00-653	[...***...]	Movement of Biomolecule-coated Nanoparticles in an Electric Field	USA	60/224631
00-653-A	[...***...]	Movement of Biomolecule-Coated Nanoparticles in an Electric Field	USA	09/927777	20020172953
00-653-B	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto and Uses Therefore	PCT	US01/025237
00-653-C	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto and Uses Therefore	Australia	2001281248
00-653-D	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto and Uses Therefore	Canada	2418502
00-653-E	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto and Uses Therefore	EPC	01959723.6
00-653-F	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto and Uses Therefore	Japan	2002-522548
00-653-G	[...***...]	Movement of Biomolecule-coated Nanoparticles in an Electric Field	USA	10/794741
00-653-H	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	Australia	2006200274
00-713-I7		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/974500	6709825
00-713-I23		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/976900	6902895
00-713-K	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	60/213906
00-714	[...***...]	Hybrid Nanoparticles with Block Copolymer Shell Structures	USA	60/110327
00-714-A		Hybrid Nanoparticles with Block Copolymer Shell Structures	PCT	US99/28387
00-714-B		Hybrid Nanoparticles with Block Copolymer Shell Structures	Australia	19286/00	768535
00-714-C		Hybrid Nanoparticles with Block Copolymer Shell Structures	Canada	2352362
00-714-D		Hybrid Nanoparticles with Block Copolymer Shell Structures	China (PRC)	99813888.6	PIRLOO12A
00-714-D1		Hybrid Nanoparticles with Block Copolymer Shell Structures	China (PRC)	200410085239
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Case Number	NU#	Title	Country	App/Pat#	Patent no.
00-714-E		Hybrid Nanoparticles with Block Copolymer Shell Structures	EPC	99962951.2
00-714-F		Hybrid Nanoparticles with Block Copolymer Shell Structures	Japan	2000-585664	3650582
00-714-G		Nanoparticles with Polymer Shells	USA	09/830620	7,115,688
00-1124	[...***...]	Silver Staining Removal by Chemical Etching and Sonication	USA	60/251715
00-1124-A	[...***...]	Silver Stain Removal by Chemical Etching and Sonication	USA	09/998936	6726847
00-1124-B	[...***...]	Silver Staining Removal by Chemical Etching and Sonication	PCT	US01/45039
01-565	[...***...]	DNA-Block Copolymer Conjugates	USA	60/286615
01-565-A	[...***...]	Oligonucleotide-Modified ROMP Polymers and Co-Polymers	USA	10/125194	20030113740
01-565-B	[...***...]	DNA-Block Copolymer Conjugates	PCT	US02/12071
01-661	[...***...]	DNA-Modified Core-Shell Ag/Au Nanocrystals	USA	60/293861
01-661-A	[...***...]	Non-Alloying Core Shell Nanoparticles	USA	10/034451	20020177143
01-661-B	[...***...]	DNA-Modified Core-Shell Ag/Au Nanocrystals	PCT	US01/50825
01-661-C	[...***...]	Non-Alloying Core Shell Nanoparticles	USA	10/153483
01-661-D	[...***...]	Non-Alloying Core Shell Nanoparticles	PCT	US02/16382
01-661-E	[...***...]	Non-Alloying Core Shell Nanoparticles	USA	10/397579
01-661-F	[...***...]	Non-Alloying Core Shell Nanoparticles	Australia	2002341539
01-661-G	[...***...]	Non-Alloying Core Shell Nanoparticles	EPC	02775688.1
01-661-H	[...***...]	Non-Alloying Core Shell Nanoparticles	Japan	2003-514082
01-1565	[...***...]	Array-Based Electrical Detection of DNA Using Nanoparticle Probes	USA	60/327864
01-1565-A	[...***...]	Nanoparticles having oligonucleotides attached thereto and uses therefor	USA	10/266983	20030207296
01-1565-B	[...***...]	Array-Based Electrical Detection Of DNA Using Nanoparticle Probes	PCT	US02/32088
01-1565-C	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefor	Australia	2002363062
01-1565-D	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefor	Canada	2463323
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2

Case Number	NU#	Title	Country	App/Pat#	Patent no.
01-1565-E	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefor	EPC	02799155.3
01-1565-F	[...***...]	Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefor	Japan	2003-538330
01-1705	[...***...]	Bio-Barcodes Based On Oligonucleotide-Modified Nanoparticles	USA	60/350560
01-1705-A	[...***...]	Barcodes Based on Oligonucleotide-Modified Nanoparticles	USA	10/108211	6974669
01-1705-B	[...***...]	Bio-Barcodes Based On Oligonucleotide-Modified Nanoparticles	PCT	US02/11158
01-1705-C	[...***...]	Bio-Barcodes Based On Oligonucleotide-Modified Nanoparticles	Australia	2002256145
01-1705-D	[...***...]	Bio-Barcodes Based On Oligonucleotide-Modified Nanoparticles	EPC	02725590.0
01-1705-E	[...***...]	Bio-Barcodes Based On Oligonucleotide-Modified Nanoparticles	Japan	2002-578491
01-1705-F	[...***...]	Bio-Barcodes Based On Oligonucleotide-Modified Particles	USA	11/217106	20060051798
02-338	[...***...]	Multichannel Detection Using Nanoparticle Probes with Raman Spectroscopic Fingerprints	USA	60/378538
02-338-A	[...***...]	Multichannel Detection Using Nanoparticle Probes with Spectroscopic Fingerprints	USA	60/383630
02-338-B	[...***...]	Nanoparticle Probes with Raman Spectroscopic Fingerprints for Analyte Detection	USA	10/172428	20030211488
02-338-C	[...***...]	Nanoparticle Probes With Raman Spectroscopic Fingerprints For Analyte Detection	USA	10/431341	20040086897
02-338-D	[...***...]	Nanoparticle Probes With Raman Spectroscopic Fingerprints For Analyte Detection	PCT	US03/14100
02-338-E	[...***...]	Nanoparticle Probes With Raman Spectroscopic Fingerprints For Analyte Detection	Australia	2003237180
02-338-F	[...***...]	Nanoparticle Probes With Raman Spectroscopic Fingerprints For Analyte Detection	Canada	2483697
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Case Number	NU#	Title	Country	App/Pat#	Patent no.
02-338-G	[...***...]	Nanoparticle Probes With Raman Spectroscopic Fingerprints For Analyte Detection	EPC	03736550.9
02-338-H	[...***...]	Nanoparticle Probes With Raman Spectroscopic Fingerprints For Analyte Detection	Japan	2004-503919
05-661	[...***...]	A Single Strand Bio-Barcode System	USA	60/706575
06-147	[...***...]	Multiplexed Detection of Protein Cancer Markers with Bio-Barcoded Nanoparticle Probes
00-713-I13		Nanoparticles Having Oligonucleotides Attached Thereto And Uses Therefore	USA	09/975384	00-713-I13
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EXHIBIT D
ARTICLE 1 — DUE DILIGENCE
     1.1 Licensee hereby represents that Licensee either has or will acquire the experience, expertise and resources necessary to enable Licensee to perform its obligations hereunder. Licensee shall, upon execution of this Agreement, submit to Northwestern a preliminary development and business plan that sets forth an outline of Licensee’s intended efforts to develop and commercialize Licensed Products. Such plan shall include a summary of personnel, expenditures and estimated timing for the development and market potential of Licensed Products.
     1.2 Licensee agrees to use commercially reasonable efforts to develop and commercialize one or more Licensed Products, including making practical application (as that term is defined in 35 U.S.C. § 201) of all subject inventions (as that term is defined in 35 U.S.C. § 201) licensed to it under this Agreement by Northwestern, and comply with 35 U.S.C. § 200 et seq. and any regulations promulgated thereunder the Bayh-Dole Act.
          (a) The definitive license agreement will include appropriate, specific development milestones, along with due dates, indicative of Licensee’s use of commercially reasonable efforts to develop and commercialize Licensed Products as required by this Section. Such milestones may include, if appropriate based on the nature of the subject inventions licensed, that Licensee will, subject to Sections 1.2(b) and 1.2(c): (a) learn and replicate the subject inventions licensed hereunder within [months] from the Effective Date; (b) scale the subject inventions to reproducible commercial levels within [years] of the Effective Date; and (c) submit an application for regulatory approval for the first Licensed Product within [years] from the Effective Date. Licensee shall make commercially reasonable efforts to submit subsequent applications for regulatory approval on other Licensed Products.
          (b) If Licensee believes it will not meet any such milestone, it shall notify Northwestern and negotiate a reasonable extension of the target date. Northwestern shall not unreasonably withhold granting such extension.
          (c) If Northwestern is not willing to grant such extension, Licensee shall have the option to pay Northwestern an amount of [$___] for each month that passes after the target date until such objective is met, in which case, Licensee will be entitled to a monthly extension for each month paid.
          (d) For avoidance of doubt, the parties agree that the diligence requirement provided herein and the right to terminate the license granted will not apply to any Licensed Product that is licensed to Licensee, to the extent Licensee is pursuing an alternate Licensed Product also licensed from Northwestern, where the alternate Licensed Product would be competitive with the Licensed Product licensed hereunder or it would not be commercially reasonable to pursue both the Licensed Product licensed hereunder and the alternative Licensed Product.

          (e) The definitive license agreement shall be subject to Nanosphere’s obligation to comply with the Bayh-Doe Act, including making practical application of all subject inventions.
     1.3 Licensee agrees to provide annual progress reports to Northwestern describing Licensee’s research and development efforts in the development and commercialization of Licensed Products (on a Licensed Product-by-Licensed Product basis) during the preceding year and expected efforts for the upcoming year. Such progress reports shall be due on each Licensed Product by the end of each calendar year. After the date of first commercial sale of a particular Licensed Product, such Licensed Product need not be included in subsequent annual reports; provided, however, Licensee shall continue to report on all other Licensed Products.
ARTICLE II — TERM, TERMINATION, AND CURE PROCESS
     2.1 This Agreement shall become effective on the Effective Date. Unless sooner terminated as provided for below, this Agreement shall continue in effect, on a country-by-country basis, until the last to expire of any Patent Rights.
     2.2 Licensee shall have the right to terminate this Agreement in whole or in part anytime by giving Northwestern ninety (90) days written notice.
     2.3 Notwithstanding Licensee’s obligations under Article I (Due Diligence), for which the failure to comply shall constitute a material breach of this Agreement, Northwestern shall have the right, at its sole election, to terminate or render this license non-exclusive at any time after three (3) years from the Effective Date if, in Northwestern’s reasonable judgment, Licensee a) has not commercialized Licensed Product, directly or indirectly through a sublicense, thereby not making the Licensed Product available to the public, or b) is not demonstrably engaged in research, development, manufacturing, marketing, as appropriate, directed towards this end.
     2.4 If Licensee fails to use commercially reasonable efforts as required by Section 1.2 or if the Parties disagree as to whether Licensee is or is not using commercially reasonable efforts as required by Section 1.2, the Parties will meet to determine a process for curing any non-compliance within fifteen (15) business days after Licensee has received notice of noncompliance from Northwestern. If the Parties cannot agree on a process for curing such non-compliance within thirty (30) days after the meeting, then either Party may initiate an arbitration as provided in Article III and the arbitrator will determine whether Licensee is or isn’t using commercially reasonable efforts. If the arbitrator determines that Licensee is not using commercially reasonable efforts, then the Agreement may be terminated by Northwestern by providing written notice thereof, which notice will be effective upon Licensee’s receipt.
     2.5 The provisions of Article ___(Confidentiality), Article ___(Payment), Article ___(Payments, Reports and Records), Article ___(Product Liability) and Article ___(Dispute

2

Resolution) shall survive termination or expiration of this Agreement in accordance with their terms.
     2.6 If: (1) Licensee makes any general assignment for the benefit of its creditors; (2) a petition is filed by or against Licensee, or any proceeding is initiated against Licensee as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; or (3) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Licensee’s assets or property, then this Agreement shall immediately terminate without any obligation of written notice to Licensee of such termination.
     2.7 If either Party breaches any material obligation imposed by this Agreement then the other Party may, at its option, send a written notice to the Party in breach that it intends to terminate this Agreement. If the Party in breach does not cure the breach: (1) within thirty (30) days from the notice date, where the breach is a monetary breach; or (2) within ninety (90) days from the notice date, where the breach is a non-monetary breach, then the other Party shall have the right to terminate this Agreement upon the date of mailing of a written notice of termination to the Party in breach, which notice will be effective upon receipt. If the breach is not curable, the non-breaching Party may terminate this Agreement only if the breaching party does not implement, within the ninety (90) day period, steps that are reasonably satisfactory to the non-breaching Party to prevent further occurrence of the same or similar breach.
     2.8 Upon termination or expiration of this Agreement for any cause, nothing herein shall be construed to release either Party of any obligation that has matured prior to the effective date of such termination or expiration. Licensee may, after the date of such termination, sell at the usual price, for one hundred eighty (180) days all Licensed Products that it has in inventory, or has accepted orders for, as of the date of termination, provided that Licensee complies with all terms of this Agreement, including paying the earned royalty thereon.
     2.9 In the event of termination pursuant to Articles 2.3 or 2.5, Licensee agrees to no longer use any of the Patent Rights or Know-How under which it has been granted a license, and each Party will promptly return or destroy all Confidential Information received hereunder by such Party.
     2.10 Upon termination of this Agreement, any and all existing sublicense agreements shall terminate or, at Northwestern’s sole election, be immediately assigned to Northwestern and Northwestern agrees to keep them in force, provided that Northwestern’s obligations to any such sublicensee shall be no greater than Northwestern’s obligations were to Licensee under the terms of this Agreement.
ARTICLE III — DISPUTE RESOLUTION
     3.1 The Parties agree to effect all reasonable efforts to resolve any and all disputes between them in connection with this Agreement in an amicable manner.

3

     3.2 The Parties agree that any dispute that arises in connection with this Agreement and which cannot be amicably resolved by the Parties within thirty (30) days of notice of such dispute shall be resolved by binding Alternative Dispute Resolution (ADR) in the manner set forth in Paragraph 3.3 through Paragraph 3.5.
     3.3 If a Party intends to begin ADR to resolve a dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within ten (10) business days after its receipt of such notice, the other Party may, by written notice to the Party initiating ADR, add additional issues to be resolved. If the Parties cannot agree upon the selection of a arbitrator within twenty (20) business days following receipt of the original ADR notice, a arbitrator shall be selected by the then President of the Center for Public Resources (CPR), 680 Fifth Avenue, New York, New York 10019. The arbitrator shall be a single individual having experience in the biotechnology industry and with university license agreements who shall preside in resolution of any disputes between the Parties. The arbitrator selected shall not be an employee, director or shareholder of either Party or an Affiliate or sublicensee.
     3.4 Each Party shall have ten (10) business days from the date the arbitrator is selected to object in good faith to the selection of that person. If either Party makes such an objection, the then President of the CPR shall, as soon as possible thereafter, select another arbitrator under the same conditions as set forth above. This second selection shall be final.
     3.5 The ADR shall be conducted in the following manner:
          (a) No later than forty-five (45) business days after selection, the arbitrator shall hold a hearing to resolve each of the issues identified by the Parties.
          (b) At least five (5) days prior to the hearing, each Party must submit to the arbitrator and serve on the other Party a proposed ruling on each issue to be resolved. Such proposed ruling shall contain no argument on or analysis of the facts or issues, and shall be limited to not more than fifty (50) pages.
          (c) Each Party shall be entitled to no more than eight (8) hours of hearing to present testimony or documentary evidence. The testimony of both Parties shall be presented during consecutive calendar days. Such time limitation shall apply to any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the arbitrator to determine whether the Parties have had the eight (8) hours to which each is entitled.
          (d) Each Party shall have the right to be represented by counsel. The arbitrator shall have the sole discretion with regard to the admissibility of any evidence.

4

          (e) The arbitrator shall rule on each disputed issue within thirty (30) days following the completion of the testimony of both Parties. If the dispute is regarding whether Licensee is in breach of a financial or diligence obligation as set forth in Sections ___, the ruling shall adopt in its entirety the proposed ruling of one of the Parties on such disputed issue.
          (f) ADR shall take place in Chicago, Illinois. All costs incurred for a hearing room shall be shared equally between the Parties, unless allocated to the prevailing Party(ies) by the arbitrator as provided in paragraph 3.5(h), along with all other documented costs and expenses, including attorneys’ fees.
          (g) The arbitrator shall be paid a reasonable fee plus expenses, which fees and expenses shall be shared equally by the Parties, unless allocated to the prevailing Party(ies) by the arbitrator as provided in paragraph 3.5(h), along with all other documented costs and expenses, including attorneys’ fees.
          (h) If the dispute is regarding whether Licensee is or is not using commercially reasonable efforts to develop and commercialize a Licensed Product, and (A) if the arbitrator determines that Licensee is not using commercially reasonable efforts, then Licensee will bear the cost of the hearing room and the fees and expenses of the arbitrator, and (B) if the arbitrator determines that Licensee is using commercially reasonable efforts, then Northwestern will bear the cost of the hearing room and the fees and expenses of the arbitrator.
          (i) The ruling shall be binding on the Parties and may be entered as an enforceable judgment by a state or federal court having jurisdiction of the Parties.
     3.6 This Section III shall survive any termination of this Agreement.
ARTICLE IV — LIMITATION OF LIABILITY
     4.1 IN NO EVENT SHALL EITHER PARTY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, INDEPENDENT CONTRACTORS, REPRESENTATIVES, CONSULTANTS OR AGENTS BE LIABLE FOR INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, LOST REVENUE, OR LOSS OF USE, REGARDLESS OF WHETHER THE PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

5